EXHIBIT 99.1

Contacts:

Yvette Rudich (Media)	Kathy Guinnessey (Investors/Analysts)
rudichy@dnb.com	Guinnesseyk@dnb.com
973.921.5986	973.921.5665

Steven W. Alesio Assumes CEO Role at D&B;
Allan Z. Loren Continues as Chairman

•	First Phase of Succession Plan Completed

SHORT HILLS, N.J. – January 3, 2005 – D&B (NYSE: DNB), the leading provider of global business information, tools and insight, today announced that president and chief operating officer, Steven W. Alesio has succeeded Allan Z. Loren as the Company’s chief executive officer. Loren will remain chairman of the board until May, at which time he will step down from the board and Alesio will become chairman. This announcement marks the conclusion of the first phase of the succession plan outlined last May when Loren announced his intention to retire from D&B in May 2005.

“I’m very proud of the progress we’ve made at D&B against our Blueprint for Growth strategy,” said Loren. “Since the launch of the Blueprint over four years ago, we have built a winning culture, a powerful brand, and a financially flexible business model that has allowed us to deliver better quality solutions to our customers and create value for our shareholders.”

“Our Blueprint strategy gives us a great foundation to build upon as we go forward, said Alesio. “Our primary focus will be on achieving our business aspiration- to become the “most trusted” source of business insight- for our customers. We believe this increased focus will unlock additional market opportunities for D&B, which will provide further value for our customers and shareholders.”

Steven W. Alesio, 50, joined D&B in January 2001 as senior vice president. He was named president and chief operating officer of D&B in May 2002, at which time he was also elected to D&B’s board of directors.

Before joining D&B, Alesio spent 19 years in marketing and general management with the American Express Company, serving in executive positions in the Business Services group and the Consumer Travel group. Prior to that time, he held several senior marketing roles with responsibility for securing a leading position for the company across the commercial marketplace. Alesio received a bachelor’s degree from St. Francis College, Pennsylvania, and a master’s degree in business administration from the University of Pennsylvania’s Wharton School.

Allan Z. Loren, 66, is chairman of D&B. He served as both chairman and CEO since joining the Company in May of 2000, and was instrumental in launching D&B’s Blueprint for Growth strategy in October, 2000. Loren holds a bachelor’s degree in mathematics from Queens College, City of New York. He did graduate work in mathematics and statistics in Washington, D.C. at American University, and completed the Executive Management Program at Stanford University, California. Loren serves on the Board of Trustees for the Liberty Science Center, located in Jersey City, NJ. Prior to joining D&B, Loren held executive positions as Executive Vice President and CIO of American Express, President and CEO of Galileo International, and President of Apple Computer U.S.A.

About D&B:

D&B (NYSE: DNB), the leading provider of global business information, tools and insight, has enabled customers to Decide with Confidence for over 160 years. D&B’s proprietary DUNSRight™ process provides customers with quality information whenever and wherever they need it. This quality information is the foundation of D&B’s solutions that customers rely on to make critical business decisions. Customers use D&B Risk Management Solutions to mitigate risk, increase cash flow and drive increased profitability, D&B Sales & Marketing Solutions to increase revenue from new and existing customers, and D&B Supply Management Solutions to identify purchasing savings, manage risk and ensure compliance within the supply base. D&B’s E-Business Solutions help customers convert prospects to clients faster. For more information, please visit www.dnb.com.